EXHIBIT 23.1

CONSENT LETTER

We hereby consent to the incorporation in the Form 10-K of Gamer Pakistan Inc. (the “Company”) of our report dated July 2, 2024, with respect to the Financial Statements of the Company for the year ended December 31, 2023 and the related notes to the financial statements.

/s/ Mercurius & Associates LLP

Mercurius & Associates LLP

(Formerly known as AJSH & Co LLP)

New Delhi, India

July 02, 2024

LLPIN: AAG-1471 A-94/8, Wazirpur Industrial Area New Delhi-110052, India